Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Capital Lease Funding, Inc. 2004 Stock Incentive Plan of our reports dated (i) February 6, 2004, with respect to the consolidated financial statements and schedules of Capital Lease Funding, LLC (successor to Capital Lease Funding, LP) for each of the three years in the period ended December 31, 2003; and (ii) February 6, 2004, with respect to the balance sheet of Capital Lease Funding, Inc. as of December 31, 2003, both included in Form S-11, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 17, 2004